INDEPENDENT AUDITOR'S REPORT

THE BOARD OF TRUSTEES AND SHAREHOLDERS
MASTERS' SELECT FUNDS TRUST

We have audited the accompanying statement of changes in net assets for the year ended December 31, 1998 and the financial highlights for each of the two years in the period ended December 31, 1998 of Masters' Select Equity Fund and Masters' Select International Fund, separate series of Masters' Select Funds Trust (the "Trust"). This financial statement and the financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on this financial statement and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement and financial highlights referred to above present fairly, in all material respects, the changes in its net assets and the financial highlights of Masters' Select Funds Trust for the periods indicated, in conformity with generally accepted accounting principles.



                                       /s/ McGladrey & Pullen, LLP


New York, New York
February 12, 1999